As filed with the Securities and Exchange Commission on April 22, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQT CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	25-0464690
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

225 North Shore Drive
Pittsburgh, Pennsylvania	15212
(Address of Principal Executive Offices)	(Zip Code)

EQT CORPORATION

2009 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Lewis B. Gardner, Esq.

Vice President and General Counsel

EQT Corporation

225 North Shore Drive

Pittsburgh, Pennsylvania 15212

(412) 553-5700

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer X	Accelerated filer

Non-accelerated filer	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, no par value	9,500,000	$33.62	$319,390,000	$17,822

(1)

Amount to be registered consists of an aggregate of 9,500,000 shares to be issued pursuant to the grant or exercise of awards under the EQT Corporation 2009 Long-Term Incentive Plan (the “Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h), based on the average of the high and low prices of EQT Corporation’s common stock reported for New York Stock Exchange Composite Transactions on April 20, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)           The documents constituting Part I of this registration statement will be delivered to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(b)           Upon written or oral request, EQT Corporation (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement.  The documents are incorporated by reference in the Section 10(a) prospectus.  The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b).  Requests for the above mentioned information should be directed to Lewis B. Gardner, Esq., Vice President and General Counsel, at (412) 553-5700.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

We incorporate by reference into this registration statement the documents listed below and all documents we subsequently file with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold:

•      our Annual Report on Form 10-K for the year ended December 31, 2008 (filed on February 20, 2009);

•      our Current Reports on Form 8-K filed on February 9, 2009;

•      our Definitive Proxy Statement on Schedule 14A (filed on March 5, 2009);

•      all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2008; and

•      the description of our Common Stock, no par value (the “Common Stock”), which is contained in the Prospectus contained in the registrant’s Registration Statement on Form S-3, Registration No. 333-148154, filed December 19, 2007.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Under Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended, or PBCL, a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, such indemnification excludes judgments, fines and amounts paid in settlement with respect to such action, and no indemnification shall be made for expenses in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

In addition, PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

        (1)   by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding;

        (2)   if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

        (3)   by the shareholders.

Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director or officer of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Further, PBCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer or director of a business corporation in defending any such proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

Also, PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any by-law, agreement, vote of shareholders or directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation, provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Article IV of our by-laws provides that our directors and officers shall be indemnified as of right to the fullest extent now or hereafter not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the company or otherwise) arising out of their service to us or to another enterprise at our request.

PBCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

Article IV of our by-laws also provides that we may purchase and maintain insurance to protect ourself and any director or officer entitled to indemnification under Article IV against any liability asserted against such person and incurred by such person in respect of the service of such person to ourself whether or not we would have the power to indemnify such person against such liability by law or under the provisions of Article IV.

We maintain directors’ and officers’ liability insurance covering our directors and officers with respect to liabilities, including liabilities under the Securities Act, which they may incur in connection with their serving as such. Under the insurance, we may receive reimbursement for amounts as to which the directors and officers are indemnified by us under the by-law indemnification provision described above. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the by-law indemnification provision described above.

As permitted by PBCL Section 1713, our articles of incorporation and our by-laws provide that no director shall be personally liable for monetary damages for any action taken, or failure to take any action, unless the director has breached or failed to perform the duties of his office or unless such director’s breach of duty or failure to perform constituted self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. It is uncertain whether this provision will control with respect to liabilities imposed upon directors by federal law, including federal securities laws. PBCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation.

PBCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his duties as a director or as a member of any committee of the Board in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

We also have indemnification agreements with all of our executive officers and directors (who we refer to collectively as indemnitees). These agreements provide that the indemnitees will be protected as promised in our by-laws (regardless of, among other things, any amendment to or revocation of our by-laws or any change in the composition of our board of directors or an acquisition transaction relating to us), advanced expenses to the fullest extent of the law and as set forth in the indemnification agreements, and to the extent insurance is maintained, for the continued coverage of the indemnitees under our director and officer insurance policies.  The indemnification agreements, among other things and subject to certain limitations, indemnify and hold harmless the indemnitees against any and all reasonable expenses and any and all liability and loss incurred or paid by the indemnitees in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the company or otherwise, in which the indemnitees are, were or at any time become parties, or are threatened to be made parties or are involved by reason of the fact that the indemnitees are or were our directors or officers or were serving at our request.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

An Exhibit Index, containing a list of all exhibits filed with this registration statement, is included on page II-9 and incorporated herein by reference.

Item 9.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

 (i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

 (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 22nd day of April, 2009.

EQT CORPORATION

By:	/s/ Philip P. Conti
Philip P. Conti, Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of EQT Corporation, a Pennsylvania corporation, hereby constitutes and appoints David L. Porges,  Philip P. Conti and Lewis B. Gardner and each of them, as his or her true and lawful attorney-in-fact and agent, severally, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Murry S. Gerber	Chairman and Chief Executive Officer (Principal Executive Officer)	April 22, 2009
Murry S. Gerber

/s/ Philip P. Conti	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 22, 2009
Philip P. Conti

Signature	Capacity	Date

/s/ Theresa Z. Bone	Vice President and Corporate Controller (Principal Accounting Officer)	April 22, 2009
Theresa Z. Bone

/s/ Vicky A. Bailey	Director	April 22, 2009
Vicky A. Bailey

/s/ Philip G. Behrman	Director	April 22, 2009
Philip G. Behrman

/s/ A. Bray Cary, Jr.	Director	April 22, 2009
A. Bray Cary, Jr.

/s/ Barbara S. Jeremiah	Director	April 22, 2009
Barbara S. Jeremiah

/s/ George L. Miles, Jr.	Director	April 22, 2009
George L. Miles, Jr.

/s/ David L. Porges	President, Chief Operating Officer and Director	April 22, 2009
David L. Porges

/s/ James E. Rohr	Director	April 22, 2009
James E. Rohr

/s/ David S. Shapira	Director	April 22, 2009
David S. Shapira

/s/ Lee T. Todd, Jr.	Director	April 22, 2009
Lee T. Todd, Jr.

/s/ James W. Whalen	Director	April 22, 2009
James W. Whalen

Exhibit Index

Exhibit
No.	Description

4.1	Articles of Incorporation of the registrant (incorporated herein by reference to Exhibit 3.1 to Form 8-K filed on February 9, 2009).

4.2	By-Laws of the registrant (incorporated herein by reference to Exhibit 3.2 to Form 8-K filed on February 9, 2009).

4.3*	EQT Corporation 2009 Long-Term Incentive Plan.

5.1*	Opinion of Counsel.

23.1*	Consent of Counsel (contained in the opinion filed as Exhibit 5.1 hereto).

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.3*	Consent of Ryder Scott Company, L.P.

24.1*	Power of Attorney (included on signature page hereto).

* Filed herewith.